Exhibit 99.1
VESTIN REALTY MORTGAGE I, INC.
REPORTS FIRST QUARTER FINANCIAL RESULTS

Las Vegas – May 12, 2009 – Vestin Realty Mortgage I, Inc. (Nasdaq:VRTA) reported a net loss for the first quarter ended March 31, 2009 of approximately $1.5 million, or ($0.23) per share, on revenues of approximately $0.4 million, compared with a net loss of approximately $0.5 million or ($0.08) per share on revenues of approximately $1.0 million in the comparable period in 2008.

The Company noted that the losses for the quarter ended March 31, 2009, were in part due to the level of non-performing loans.  The Company recorded loan loss provisions and write downs on real estate held for sale of approximately $0.3 million and $0.7 million, respectively, for the quarter.  In addition, the Company incurred professional fees of approximately $0.6 million, primarily due to the legal fees relating to the legal actions that have been filed against us in connection with the REIT conversion.  The loan loss provisions and write downs on real estate held for sale are non-cash items.  Net cash flow used in operating activities was approximately $0.4 million.

As of March 31, 2009, the Company had 25 loans outstanding with an aggregate principal amount approximating $43.1 million, of which 13 loans with an aggregate principal amount approximating $30.9 million were considered non-performing.  As of March 31, 2008, the Company had 31 loans outstanding with an aggregate principal amount approximating $55.6 million, of which eight loans with an aggregate principal amount approximating $16.8 million were considered non-performing.  Loans are considered non-performing when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due.  In addition, as of March 31, 2009, we owned 10 properties, with an aggregate book value of approximately $5.3 million, that we have acquired through foreclosure, compared with three properties owned with an aggregate book value of approximately $5.8 million, as of March 31, 2008.

As of March 31, 2009, shareholder equity was $5.44 per common share.  The Company had on its balance sheet $0.5 million of cash, $29.6 million of investment in real estate loans, net of allowance of $13.6 million, $5.3 million in real estate held for sale and $0.7 million in total liabilities as of March 31, 2009.

About Vestin Realty Mortgage I, Inc.

Vestin Realty Mortgage I, Inc. is a real estate investment trust (“REIT”) that invests in commercial real estate loans.  As of March 31, 2009, Vestin Realty Mortgage I, Inc. had assets of approximately $36.6 million.  Vestin Realty Mortgage I, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries.  Since 1995, Vestin Mortgage Inc. has facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to regain profitability or continue to generate positive cash flow from operations; constraints in the credit markets, the availability of take-out financing for our borrowers; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans, declining real estate values in the markets we serve and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Contact:
Steve Stern
Stern And Company
702-240-9533
steve@sdsternpr.com

VESTIN REALTY MORTGAGE I, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Cash	$510,000	$3,546,000
Investment in marketable securities - related party	538,000	709,000
Interest and other receivables, net of allowance of $53,000 at March 31, 2009 and $58,000 at December 31, 2008	568,000	531,000
Notes receivable, net of allowance of $605,000 at March 31, 2009 and $605,000 at December 31, 2008	--	--
Real estate held for sale	5,336,000	3,586,000
Investment in real estate loans, net of allowance for loan losses of $13,573,000 at March 31, 2009 and $16,391,000 at December 31, 2008	29,551,000	29,729,000
Other assets	49,000	67,000

Total assets	$36,552,000	$38,168,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued liabilities	$493,000	$313,000
Due to related parties	198,000	214,000
Notes payable	--	19,000

Total liabilities	691,000	546,000

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	--	--
Treasury stock, at cost 282,113 shares at March 31, 2009 and 243,613 at December 31, 2008	(714,000)	(655,000)
Common stock, $0.0001 par value; 25,000,000 shares authorized; 6,875,066 share issued and 6,592,953 outstanding at March 31, 2009 and 6,875,066 shares issued and 6,631,453 outstanding at December 31, 2008	1,000	1,000
Additional paid in capital	62,262,000	62,262,000
Accumulated deficit	(25,350,000)	(23,819,000)
Accumulated other comprehensive loss	(338,000)	(167,000)

Total stockholders' equity	35,861,000	37,622,000

Total liabilities and stockholders' equity	$36,552,000	$38,168,000

VESTIN REALTY MORTGAGE I, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Three Months Ended
	3/31/2009	3/31/2008

Revenues
Interest income from investment in real estate loans	$347,000	$1,017,000
Other income	3,000	20,000
Total revenues	350,000	1,037,000

Operating expenses
Management fees - related party	69,000	69,000
Provision for loan loss	330,000	--
Professional fees	553,000	113,000
Professional fees - related party	18,000	10,000
Provision for doubtful accounts related to receivable	3,000	--
Other	115,000	126,000
Total operating expenses	1,088,000	318,000

Income (loss) from operations	(738,000)	719,000

Non-operating income (loss)
Dividend income - related party	--	48,000
Interest income from banking institutions	1,000	45,000
Settlement expense	(107,000)	--
Total other non-operating income (loss)	(106,000)	93,000

Loss from real estate held for sale
Revenue related to real estate held for sale	10,000	--
Expenses related to real estate held for sale	(38,000)	(21,000)
Write downs on real estate held for sale	(659,000)	(1,312,000)
Total loss from real estate held for sale	(687,000)	(1,333,000)

Loss before provision for income taxes	(1,531,000)	(521,000)

Provision for income taxes	--	--

NET LOSS	$(1,531,000)	$(521,000)

Basic and diluted loss per weighted average common share	$(0.23)	$(0.08)

Dividends declared per common share	$--	$0.11

Weighted average common shares	6,603,647	6,873,809